Exhibit 77.D)

Policies with Respect to Security Investment

On August 26, 2010, shareholders of the Fund approved an amendment revising a fundamental investment restriction relating to borrowing, so that it provides the Fund can not borrow money, except as permitted by the Investment Company Act of 1940 and the rules promulgated thereunder, as in effect from time to time, or interpretations or modifications thereof by the Securities and Exchange Commission, the staff of the Securities and Exchange Commission or any other authority with appropriate jurisdiction.